EXHIBIT 2.6


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                            STOCK PURCHASE AGREEMENT
                                  By and Among
                          GEOTEK COMMUNICATIONS, INC.,
                                GEOTEK PST, INC.
                                      and
                    RDC-RAFAEL DEVELOPMENT CORPORATION LTD.


                                  Dated as of
                               September 28, 1995

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
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                                                 TABLE OF CONTENTS


1.        Purchase and Sale of Common Stock.....................................................................  1
          1.1     Sale and Issuance.............................................................................  1
          1.2     Closing.......................................................................................  2

2.        Representations and Warranties of the Company.........................................................  2

3.        Representations and Warranties of the Investor........................................................  8

4.        Conditions of Investor's Obligations at Closing....................................................... 10

5.        Conditions of the Company's Obligations at Closing.................................................... 11

6.        Limitations on Disposition............................................................................ 12
          6.1     Securities Laws............................................................................... 12
          6.2     Legends....................................................................................... 12

7.        Registration Rights................................................................................... 12
          7.1     Definitions................................................................................... 12
          7.2     Registration.................................................................................. 13
          7.3     Obligations of the Company.................................................................... 13
          7.4     Furnish Information........................................................................... 14
          7.5     Expenses of Registration...................................................................... 14
          7.6     Indemnification and Contribution.............................................................. 14
          7.7     Additional Registration Obligations........................................................... 16

8.        Termination........................................................................................... 16
          8.1     Termination by Mutual Written Consent......................................................... 16
          8.2     Termination by the Company or the Investor.................................................... 16
          8.3     Termination by the Investor................................................................... 17
          8.4     Termination by the Company.................................................................... 17

9.        Miscellaneous......................................................................................... 17
          9.1     Survival of Warranties; Indemnity............................................................. 17
          9.2     Successors and Assigns........................................................................ 18
          9.3     Governing Law................................................................................. 18
          9.4     Counterparts.................................................................................. 18
          9.5     Captions and Headings......................................................................... 19
          9.6     Notices....................................................................................... 19
          9.7     Finder's Fee.................................................................................. 19
          9.8     Amendments and Waivers........................................................................ 20
          9.9     Reasonable Efforts............................................................................ 20
          9.10    Severability.................................................................................. 20
          9.11    Entire Agreement.............................................................................. 20
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Table of Defined Terms


                                    Exhibits


Exhibit A          Assignment Agreement
Exhibit B          Opinion of Company's Counsel
Exhibit C          Opinion of Company's General Counsel
Exhibit D          Opinion of PST's Counsel
Exhibit E          Opinion of Investor's Counsel





                                   Schedules


Schedule I         Schedule of Exceptions

                                       ii

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THE SECURITIES OF GEOTEK COMMUNICATIONS, INC. TO BE ISSUED HEREUNDER HAVE NOT
BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE
"SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. SUCH
SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS
(AS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) IN THE ABSENCE
OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE RESALE OF SUCH
SECURITIES UNDER THE SECURITIES ACT OR (II) AN EXEMPTION FROM ALL APPLICABLE
REGISTRATION REQUIREMENTS.

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is dated as of the 28th day of September, 1995, by and among GEOTEK COMMUNICATIONS, INC., a Delaware corporation (the
"Company"), GEOTEK PST, INC., a Delaware corporation ("GP") and RDC-RAFAEL
DEVELOPMENT CORPORATION LTD., a corporation organized under the laws of the State of Israel (the "Investor").

         WHEREAS, the Investor currently holds a debenture (the "Debenture") issued to it by PowerSpectrum Technology Limited, a private company organized under the laws of the State of Israel ("PST") which is convertible into 760,000 ordinary shares of PST (the "PST Ordinary Shares") and a perpetual capital note to be issued by PST (the "PST Capital Note").

         WHEREAS, the Investor also holds 400 management shares issued by PST
(the "PST Management Shares"). The PST Management Shares, together with the PST
Ordinary Shares and PST Capital Note, are collectively referred to as the "PST
Securities."

         WHEREAS, the Investor currently has the right (without the requirement of any consents or approvals), and has agreed, to convert the Debenture into the PST Ordinary Shares and the PST Capital Note, and the Investor and the Company have agreed that the Company, through GP, a wholly-owned subsidiary of the Company, shall issue and sell to the Investor, in exchange for the PST
Securities, 1,800,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock").

         WHEREAS, the Investor has also agreed to purchase from the Company, and the Company has agreed to sell to the Investor, 338,028 shares of the Common
Stock for an aggregate purchase price of $3,000,000.

         WHEREAS, all of the above transactions are to be effected on the terms and conditions set forth below.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       Purchase and Sale of Common Stock.

                  1.1 Sale and Issuance. Subject to the satisfaction of the terms and conditions set forth in Sections 4 and 5 hereof, at the Closing, the Company shall issue and sell to the Investor, and the Investor will purchase from the Company, 2,138,028 shares of Common Stock, of which 1,800,000 shares shall initially be issued by the Company to GP and then transferred


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by GP to the Investor. In consideration thereof, the Investor shall (i) transfer to GP the PST Securities, and (ii) shall pay to the Company a purchase price of $3,000,000 (the "Cash Purchase Price") payable by wire transfer of immediately available funds to an account to be specified by the Company at least five day priors to the Closing. The above-referenced transactions are hereinafter collectively referred to as the "Transactions."

                  1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 4 and 5 hereof, the closing of the Transactions
(the "Closing") shall take place at the offices of Zellermayer, Pelossof, Advocates, Tel-Aviv, Israel or at such other place as may be agreed. The date and time on which the Closing shall take place (the "Closing Date") shall be determined as follows: The parties shall use their best efforts to cause the Closing to take place at 10:00 a.m. Tel-Aviv time on October 12, 1995, provided that either the Company or the Investor may postpone the Closing Date until 10:00 Tel-Aviv time on October 19, 1995 by giving written notice, on or before October 10, 1996, to the other party that the applicable conditions cannot practically be met by October 12, 1995. Further postponements to 10:00 a.m.
Tel-Aviv time on October 26 and October 31, 1995, respectively, can be effected in accordance with the same procedure by giving such notice by October 17 and October 24, 1995, respectively. The failure by a party to satisfy conditions to Closing by October 31, 1995 shall constitute a breach of this Agreement thereby.
Notwithstanding the foregoing, if the Chief Scientist of the Ministry of Industry and Trade of the State of Israel (the "Chief Scientist") has not given his approval of the Transactions by October 31, 1995, the Closing shall take place five business days after one party has notified the other that such approval has been obtained, provided that no party shall be obligated to close after November 30, 1995. No party shall be in breach of this Agreement as a result of the failure to obtain such approval if such party made a good faith attempt to obtain such approval.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, as of the date hereof and as of the Closing, except as set forth in the Schedule of Exceptions attached hereto as Schedule I (the "Schedule of Exceptions"):

                  (a) Organization and Qualification. Each of the Company and GP is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this and the other Transaction Documents (as hereinafter defined) and to consummate the Transactions. PST is a private company duly organized and validly existing under the laws of the State of Israel. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would have a Material Adverse Effect (as defined below). The term "Material Adverse
Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations, market value of the Company's issued and outstanding capital stock, and/or financial condition of the Company and/or the Subsidiaries (as defined below), taken as a whole.

                  (b) Subsidiaries. The Schedule of Exceptions sets forth each
Person (as defined below) in which the Company directly or indirectly owns any of the capital stock or any partnership or other ownership interest (the
"Subsidiaries"). GP is a wholly-owned Subsidiary of the Company. Other than as set forth on the Schedule of Exceptions, there are no outstanding

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preemptive rights, conversion rights, options, warrants or other rights or agreements for the purchase or acquisition of any shares of the Subsidiaries.
The Subsidiaries were duly organized and are validly existing and in good standing under the laws of the respective jurisdictions of their organization.
The Subsidiaries have not qualified to do business as foreign corporations in any jurisdiction, and such qualification is not presently required in any jurisdiction in which the failure so to qualify would have a Material Adverse
Effect.

                  (c) Capitalization. The Company's authorized capital consists of 99,000,000 authorized shares of Common Stock, of which shares 51,537,849 were issued and outstanding at August 31, 1995, and 4,000,000 authorized shares of preferred stock, $.01 par value per share (the "Preferred Stock"), of which an aggregate of 1,508,572.5 shares were issued and outstanding at July 31, 1995, consisting of 444,445 shares of Series H Cumulative Convertible Preferred Stock,
20 shares of Series I Cumulative Convertible Preferred Stock, and 20 shares of
Series K Cumulative Convertible Preferred Stock, 1,062,925 shares of Series L
Cumulative Convertible Preferred Stock and 1,162.5 shares of Series M Cumulative
Convertible Preferred Stock.

                  Except as set forth on the Schedule of Exceptions, there are, and at the Closing there will be, no other outstanding preemptive rights or similar contractual or other rights to maintain any level of ownership of any shares of capital stock of the Company nor any other conversion rights, options, warrants or other rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock nor was the Company obligated, nor will it be obligated, in any other manner to issue shares of capital stock or other securities. Except as set forth in the Schedule of Exceptions, since July
31, 1995, the Company has not issued any shares of capital stock or other securities other than upon conversion or exercise or otherwise as a result of conversion rights, options, warrants and other rights or agreements for the purchase of shares of its capital stock that were outstanding as of July 31, 1995.

                  (d) Authorization. All corporate action on the part of the Company (and of GP and PST, to the extent applicable) necessary for the authorization, execution and delivery of this Agreement, and the assignment agreement by and between the Company and the Investor relating to the transfer of the PST Securities in the form of Exhibit A attached hereto (the "Assignment
Agreement") (collectively, the "Transaction Documents") and the performance of all obligations of the Company (and of GP and PST, to the extent applicable) under the Transaction Documents has been taken. All corporate action on the part of GP and the Company necessary for the authorization, issuance (or reservation for issuance) and delivery of the Common Stock issuable hereunder will be taken upon or prior to the Closing. Each of the Transaction Documents constitutes a valid and legally binding obligation of the Company (and of GP and PST, to the extent applicable), enforceable in accordance with its terms.

                  (e) Valid Issuance of Common Stock. When issued, transferred and paid for pursuant hereto, the Common Stock issuable hereunder will (i) be duly authorized and validly issued, fully paid and nonassessable and free and clear of all liens, claims, charges, security interests, options, subscriptions, calls, demands, obligations, warrants or other legal or equitable encumbrances of whatever kind or nature or third party's rights whatsoever; and (ii) constitute, as of the date hereof, 2.3% of the Company's outstanding Common
Stock on a fully diluted basis.


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                  (f) Organizational Documents and Corporate Records. The
Company has heretofore made available to the Investor true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof. The minute books of the Company and its Subsidiaries, which have been made available to the Investors for inspection, contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and the stockholders or partners or other owners of the Company and its Subsidiaries.

                  (g) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other Person, including, without limitation, the Federal Communications Commission (the "FCC"), on the part of the Company or any of its Subsidiaries is required in connection with the consummation of the Transactions, except as set forth in the Schedule of Exceptions.

                  (h) Litigation. There is no action, suit, claim, demand, proceeding or investigation (collectively, a "Claim") pending or, to the Company's best knowledge, threatened against the Company or its Subsidiaries or any of their respective properties which (i) questions the validity of the Transaction Documents, or the right of the Company or PST to enter into the Transaction Documents or to consummate the Transactions, or (ii) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no Claims pending or, to the best knowledge of the Company, threatened that would give rise to any right of indemnification on the part of any director or officer of the Company or its Subsidiaries, or the heirs, executors or administrators of such director or officer, against the Company or its Subsidiaries.

                  (i) Compliance with Laws. Neither the Company nor any of its Subsidiaries is or has been in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation or other requirement (collectively
"Laws"), of any government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") including, without limitation, laws and regulations relating to the communications industry and environmental laws, which violations either individually or in the aggregate could have a Material Adverse Effect, and, to the knowledge of the Company, it has received no written notice that any such violation has been alleged.

                  (j) Conflicting Instruments. The execution and delivery of this Agreement does not, and the execution and delivery of the remaining
Transaction Documents will not, as of the date hereof and the Closing Date and the consummation of the Transactions in compliance with the terms hereof and thereof, will not, as of the Closing Date: (i) conflict with or result in any violation of the corporation laws of the Company's, PST's or GP's jurisdiction of incorporation or other applicable statutory requirements, or any provision of the Company's, PST's or GP's Certificate of Incorporation, Bylaws, Articles of
Association and/or other applicable organizational documents, (ii) conflict with, result in a violation or breach of, or constitute a default (or give rise to any right of termination, revocation, cancellation or

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acceleration) under, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Company (and/or Subsidiaries) or PST is a party or by which either of them is bound, or by or to which any of their properties or assets may be bound or subject, (iii) result in the creation or imposition of a lien on any properties or assets owned or leased and operated by the Company (and/or Subsidiaries) or PST, (iv) conflict with or result in a violation of any judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to the Company or PST or any of their property or assets, or (v) violate or result in the revocation, limitation or suspension of any Permits, as defined in subsection (n) below, held by the Company (and/or Subsidiaries) or PST.

                  (k) Registration Rights. Except as provided in the Section 7 below or as described in the Schedule of Exceptions, the Company has not granted or agreed to grant any registration rights under any applicable securities laws to any individual, corporation, limited liability company, partnership, association, trust or other entity or organization (each, a "Person").

                  (l) Intangible Property. The Schedule of Exceptions sets forth a list of all patents, trademarks, copyrights, service marks and trade names owned by the Company or its Subsidiaries, and all permits, grants and licenses or other rights running to or from the Company or its Subsidiaries relating to any of the foregoing. The Company and its Subsidiaries have the right to use (to the Company's knowledge, free and clear of any claims or rights of others) all trade secrets, know-how, processes, technology, blue prints and designs utilized in or incident to their businesses as presently conducted. The Company and its Subsidiaries have taken such action as was reasonably necessary to ensure that they have not infringed any patent, copyrights, trademark, trade name or other intangible rights of any other Person. Neither the Company nor its Subsidiaries has received any written communications alleging that it has infringed any patent, copyright, trademark, trade name or other intangible rights of any other
Person, and no proceedings in connection therewith have been instituted or are pending. All Trade Secrets are protected against the use of such Trade Secrets by other Persons to an extent and in an manner customary in the industries in which the Company and its Subsidiaries operate. There is no present or, to the knowledge of the Company, threatened use or encroachment of any Trade Secret.
The foregoing shall not derogate from any rights that the Company or PST may have against the Investor, its affiliates or other Persons arising under prior agreements or otherwise prior to the date hereof. The Company and its Subsidiaries will have caused by the Closing in the case of employees at such date and will, following Closing cause their respective future employees who use trade secrets in the ordinary course of their employment to execute agreements providing that such employees will hold in confidence and will not disclose to other Persons in any way, or otherwise use in any way, trade secrets, products of such Company or Subsidiaries, as the case may be, or other proprietary, trade secret or confidential information. Such agreements will be, in respect of employees at the Closing Date, in full force and effect as of the Closing Date.

                  (m) Tax Matters.

                      (i) The Company and its Subsidiaries have paid all federal, state, local and foreign taxes (including, without limitation, to the extent that such taxes exist and are applicable, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment,

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unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto (hereinafter "Taxes" or, individually, a "Tax"), required to be paid by any of them through the date hereof, and shall timely pay all Taxes required (under the law and procedures of the applicable taxing jurisdiction) to be paid by any of them before the Closing
(except to the extent such Taxes are reserved for on the combined balance sheet of the Company and its Subsidiaries as of June 30, 1995 and with respect to Taxes accruing after the date of such balance sheet that are similar in nature and amount to those shown in such balance sheet). Neither the Company nor any Subsidiary has any liability for Taxes subsequent to the date of its most recent applicable tax return other than as arise in the ordinary course of business.

                      (ii) The Company and its Subsidiaries have timely filed all reports, declarations, statements or other reports with respect to Taxes
("Tax Returns") required to be filed through the date hereof taking into account any extensions permitted by law.

                      (iii) With respect to all Tax Returns of the Company and its Subsidiaries, no extension of time is in force with respect to any date on which any Tax Return was or is to be filed, and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

                      (iv) There are no ongoing, pending or, to the Company's best knowledge, threatened tax audits, assessments or litigation of (or relating to) the Company or its Subsidiaries.

                  (n) Permits. The Company and its Subsidiaries have all licenses, permits, orders or approvals of, and have made all required registrations with, all Governmental Bodies that are material to the conduct of the business of the Company or its Subsidiaries (collectively, "Permits"), including, without limitation, all Permits relating to compliance with any environmental laws, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect. All such Permits are in full force and effect and neither the Company nor its Subsidiaries have violated any of the terms thereof except where such violations would not, individually or in the aggregate, have a Material Adverse Effect. The
Company, through its wholly owned Subsidiaries listed on Schedule 2(b) of the Schedule of Exceptions, has acquired, or has entered into agreements to acquire, licenses to operate Specialized Mobile Radio Systems (the "Systems") in the
Designated Filing Areas listed on Schedule 2(n) of the Schedule of Exceptions.

                  (o) Environmental Matters. (i) The operations of the Company and its Subsidiaries comply and have complied with all applicable environmental laws except where the failure to comply would not have a Material Adverse
Effect; (ii) the Company and its Subsidiaries have obtained all material environmental, health and safety permits, licenses and approvals necessary for its operations, all such permits, licenses and approvals are in effect, no appeal is pending therefrom and no action to revoke the same is pending, and the Company and each Subsidiary are in compliance with all material terms and conditions thereof; and (iii) there has not been a release into the environment of a hazardous substance in, on or under any real property, asset or facility currently or previously owned, leased or operated by the Company or its Subsidiaries, except where such release would not have a Material Adverse
Effect.

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                  (p) SEC Filings; Financial Statements. (a) The Company has
filed all forms, reports and documents required to be filed by it with the
Securities and Exchange Commission (the "SEC") since December 31, 1991, and has heretofore made available to the Investors, in the form filed with the SEC
(excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1992, 1993 and 1994, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1992, and (iii) all other forms, reports and other registration statements filed by the Company with the SEC since December 31, 1991 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the
"SEC Reports"). The SEC Reports were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations thereunder and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any notes thereto), contained in the SEC Reports filed by the
Company was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly and accurately present the financial position, assets, liabilities, results of operations and cash flows of the
Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. Except and to the extent set forth in the SEC Reports filed with the SEC prior to the date of this Agreement, the
Company and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, have a Material Adverse Effect. There is no fact known to the Company that has not been disclosed in the SEC Reports or in this Agreement, including the
Schedule of Exceptions, that is likely to have a Material Adverse Effect.

                  (q) Changes. Other than as set forth in the Schedule of Exceptions, since June 30, 1995, there has not been, with respect to the Company or any of its Subsidiaries:

                      (i) any damage, destruction or loss, whether or not covered by insurance, which could reasonably be expected to have a Material
Adverse Effect;

                      (ii) any waiver by the Company or any of its Subsidiaries of a valuable right or of a debt owed to it which could reasonably be expected to have a Material Adverse Effect;

                      (iii) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except in the ordinary course of business and which could not reasonably be expected to have a Material Adverse Effect;

                      (iv) any change or amendment to a material contract or arrangement by or to which the Company or any of its Subsidiaries or any of their respective assets or properties are bound or subject which could reasonably be expected to have a Material Adverse Effect;


                                       7

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                      (v) any change by the Company in its accounting methods,
principles or priorities;

                      (vi) any material agreement entered into by the Company or any of its Subsidiaries;

                      (vii) any sale, abandonment or other disposition of any of its properties or assets except for inventory and equipment sold in the ordinary course of business and the disposition of obsolete properties and assets; or

                      (viii) to the knowledge of the Company, any other event or condition of any character which could reasonably be expected to have a Material
Adverse Effect.

                  (r) PST. The Company is fully aware of PST's financial, business and other conditions and acknowledges that no representation or warranty had been made by the Investor with respect to such matters nor has the Company relied on any such representation or warranty in connection with the Transactions.

                  (s) Accredited Investor; HSR Compliance. Each of the Company and GP will, as of the Closing Date, be an "accredited Investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as currently in effect. Assuming the accuracy of the Investor's representation in
Section 3(l), the Company is not required to make any filing under the HSR Act
(as defined below) in connection with the Transactions.

         3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company, as of the date hereof, that:

                  (a) Organization and Qualification. The Investor is a corporation duly organized and validly existing under the laws of the State of Israel and at the Closing will have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transactions.

                  (b) Authorization. All corporate action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents and the performance of all obligations of the Investor under the Transaction Documents shall be taken upon or prior to the Closing. Each of the Transaction Documents will constitute a validly binding obligation of the Investor at the Closing, enforceable in accordance with its terms.

                  (c) Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other Person is required in connection with the consummation of the Transactions by the Investor, except that a permit is required from the Controller of Foreign Currency of the Bank of Israel.

                  (d) Litigation. There is no Claim pending or, to the Investor's knowledge, threatened against the Investor which questions the validity of the Transaction Documents, or the right of the Investor to enter into the Transaction Documents or to consummate the Transactions.

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                  (e) Conflicting Instruments. The execution and delivery of this Agreement does not, and the execution and delivery of the Transaction
Documents will not, as of the Closing Date, and the consummation of the
Transactions in compliance with the terms hereof and thereof, will not, as of the Closing Date:

                      (i) conflict with or result in any violation of the Laws of the Investor's jurisdiction of incorporation or other applicable statutory requirements, or any provision of its organizational documents,

                      (ii) conflict with, result in a violation or breach of, or constitute a default (or give rise to any right or termination, revocation, cancellation or acceleration) under, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which it is a party or by which it is bound, or by or to which any of its properties or assets may be bound or subject,

                      (iii) result in the creation or imposition of a lien on any properties or assets owned or leased and operated by the Investor, and

                      (iv) conflict with or result in a violation of any Order or Law applicable to it or any of its property or assets.

                  (f) PST Securities. The Debenture shall be converted into the PST Ordinary Shares and the PST Capital Note prior to the Closing. Other than the PST Ordinary Shares, the PST Capital Note and the PST Management Shares, the
Investor has no direct or indirect interest or rights of any type in PST. The
Investor has good, marketable and unencumbered title to the PST Securities free and clear of all liens, claims, voting agreements and rights of others, except as provided in PST's Articles of Association or in the Joint Venture Agreement dated May 14, 1992 among, inter alia, the Company and PowerSpectrum, Inc.

                  (g) Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Common Stock to be issued hereunder will be acquired for the Investor's own account, not as a nominee or agent, solely for investment purposes and not with a view to the sale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Common Stock.

                  (h) Disclosure of Information. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the Transactions, the Common Stock and the Company. The foregoing, however, does not limit or modify the representations and warranties made by the Company in
Section 2 of this Agreement or the right of the Investor to rely thereon. The
Investor shall be entitled to rely upon any information contained in any filing, press release or other publication made by the Company prior to Closing upon which any purchaser of the Company's securities through a securities exchange is entitled to rely.


                                       9


                      (i) Investment Experience. The Investor can bear the economic risk of its investment in the Common Stock and the Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock.

                      (j) Accredited Investor; Not U.S. Person. The Investor will, as of the Closing Date, (i) be an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect; and (ii) not be a "U.S. person" within the meaning of Rule 902 of Regulation S promulgated under the Securities Act, as currently in effect.

                      (k) Unregistered Securities. The Investor understands that the shares of Common Stock have not been registered under the Securities Act or under any state securities laws, and that, under such laws, such securities may not be resold in the United States or to a U.S. person without registration under the Securities Act unless an exemption is available.

                      (l) HSR Compliance. The Investor's acquisition of Common Stock hereunder is solely for the purpose of investment and, after giving effect to such acquisition, the Investor (when aggregated with its ultimate parent entity (as defined in the regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and all entities that such ultimate parent entity controls (as defined in the regulations promulgated under the HSR Act)) directly or indirectly holds less than ten percent of the outstanding voting securities (as defined in the regulations promulgated under the HSR Act) of the Company.

         4. Conditions of Investor's Obligations at Closing. The obligations of the Investor under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, or their waiver by the Investor in writing and in advance:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

                  (b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with at or before the Closing.

                  (c) Compliance Certificate. The President and Chief Executive Officer of the Company shall have delivered to the Investor at Closing a certificate certifying that the conditions specified in Sections 4(a) and 4(b) have been fulfilled.

                  (d) Delivery of Documents. The Investor shall have received and the Company shall have delivered or caused to be delivered: (i) a certified copy of the Certificate of Incorporation of the Company and all amendments thereto; (ii) a copy of the By-Laws of the Company and all amendments thereto, certified by the Secretary of the Company; (iii) incumbency certificates, board resolutions and such other evidence of corporate authority and proceedings of the Company, GP and PST for the transactions contemplated hereby and in connection therewith as the Investor and its counsel shall reasonably request;
(iv) an opinion of counsel to the Company and GP in the form of Exhibit B; (v) an opinion of the General Counsel to the Company as to certain telecommunications law matters in reasonably satisfactory form relating to the matters set forth in Exhibit C attached hereto; and (vi) an opinion of counsel to PST in the form of Exhibit D attached hereto, with such changes as counsel to PST shall reasonably request. The Investor may conclusively rely on such documents.

                  (e) Approvals and Consents. The Company shall have duly obtained, received or effected (and all applicable waiting and termination periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated) all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all notifications, registrations and qualifications with, all applicable Governmental Bodies to the extent required to be obtained, received, effected or filed by the Company for the issuance, sale and delivery of the shares of Common Stock being issued at the Closing and the consummation of the Transactions.

                  (f) Share Certificates. The Investor shall have received and the Company and GP, as applicable, shall have delivered or caused to be delivered stock certificates evidencing the ownership of an aggregate of 2,138,028 shares of Common Stock.

         5. Conditions of the Company's Obligations at Closing. The obligations of the Company to the Investor under Section 1.1 of this Agreement are subject to the fulfillment or waiver at or before the Closing of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the date of the Closing.

                  (b) Performance. The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with at or before the Closing, including without limitation the conversion of the Debenture into the PST Ordinary Shares and the PST Capital Note.

                  (c) Compliance Certificate and Opinion. The President and Chief Executive Officer of the Investor shall have delivered to the Company at Closing a certificate certifying that the conditions specified in Sections 5(a) and 5(b) have been fulfilled; and counsel to PST and the Investor shall have delivered opinions in the form of Exhibits D and E, respectively, attached hereto with such changes to Exhibit D as counsel to PST shall reasonably request; provided that failure of counsel to PST to deliver such opinion shall not constitute a breach of this Agreement by the Investor.

                  (d) Approvals and Consents. The Investor shall have duly obtained, received or effected (and all applicable waiting and termination periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated) all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all notifications, registrations and qualifications with, all applicable governmental and regulatory authorities to the extent required to be obtained, received, effected or filed by the Investor for the consummation of the Transactions.

                  (e) Payment of Cash Purchase Price. The Investor shall have paid the Cash Purchase Price in immediately available funds by wire transfer to the account specified by the Company in accordance with Section 1.1 above.

                  (f) Assignment Agreement. The Investor shall have executed and delivered the Assignment Agreement.

         6.       Limitations on Disposition.

                  6.1 Securities Laws. Without in any way limiting the covenants set forth above, the Investor further agrees not to make any sale or disposition of all or any portion of the Common Stock unless and until:

                      (i) There is then in effect a registration statement under the Securities Act or the applicable law of any jurisdiction outside the United States covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                      (ii) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition is not in violation of applicable securities laws.

                      (iii) Notwithstanding the foregoing, the Investor shall not sell, transfer or otherwise dispose of the 1,800,000 shares of Common Stock issued in exchange for the PST Securities for a period of two years from the Closing Date without the Company's prior written consent; provided that, in the case of transfers to Persons that control, are controlled by or are under common control with, the Investor, such consent shall not be unreasonably withheld or delayed, provided further that the transferee agrees to be bound by this Agreement.

                  6.2 Legends. It is understood that the certificates evidencing the Common Stock shall bear the following legend:

                   "These securities have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any other jurisdiction. Such securities may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S promulgated under the Securities Act) in the absence of
         (i) a registration statement in effect with respect to the resale of such securities under the Securities Act or (ii) an exemption from all applicable registration requirements."

7.       Registration Rights.

                  7.1      Definitions.  For purposes of this Section 7:

                  (a) The term "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

                  (b) The term "Registrable Securities" means the 338,028 shares of Common Stock to be issued to the Investor in consideration of the Cash Purchase Price.

                  (c)      The term "Holder" means the Investor.

                  7.2 Registration. The Company shall, as soon as practicable after the Closing Date, but in no event more than 30 days after the Closing Date, file a registration statement under the Securities Act with respect to the resale of all of the Registrable Securities and shall use its good faith best efforts to cause such registration statement to become effective within 60 days after filing or earlier if practicable. The Company may include in such registration statement securities held by third parties which are subject to registration rights granted by the Company on or prior to the Closing Date.

                  7.3 Obligations of the Company. The Company shall, within the time limits set forth in this Section 7, or if no specific time limit is specified, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to the Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective at all times for two years from the Closing Date or until such earlier time as all securities registered thereby have been sold.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, including but not limited to, any amendments or supplements which must be prepared as a result of the engagement of an underwriter by the Holder in the distribution of its Registrable Securities.

                  (c) Furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder, provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Holder shall also enter into and perform its obligations under such an agreement.

                  (f) Notify forthwith the Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) In the case of an underwritten public offering, furnish, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 7, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in such form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in such form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

                  (h) Cause all Registrable Securities which are being registered pursuant to this Section 7 to be included on the NASDAQ National Market System or the then primary established securities market on which Common Stock is then included.

                  7.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 7 with respect to the Registrable Securities that the Holder shall have furnished to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

                  7.5 Expenses of Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to this Section 7, including without limitation all registration, filing and qualification fees, printers, and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the Holder shall be borne by the Company.

                  7.6 Indemnification and Contribution. In connection with a registration statement under this Section 7:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless the Holder, any underwriter (as defined in the Securities Act) and each person if any, who controls the Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (but only if such is not corrected in the final prospectus) contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (but only if such is not corrected in the final prospectus), or (iii) any violation or alleged violation by the Company in connection with the registration of Registrable Securities under the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the

Securities Act, the Exchange Act or any state securities law; and the Company will pay to each the Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and the Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 7.6(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this Section 7.6(b) exceed the net proceeds from the offering received by the Holder.

                  (c) Promptly after receipt by an indemnified party under this
Section 7.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party who is a named party in such action shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would, in the reasonable opinion of counsel to the indemnifying party, be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.6. The indemnifying party shall not settle a claim without the consent of the indemnified party which shall not be unreasonably withheld unless such settlement includes monetary remedies only and includes the release of the indemnified party of all liabilities related to such proceedings.

                  (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 7.6(a) is applicable but for any reason is held to be unavailable from the Company or the Holder, the Company and the Holder, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding and/or any claims asserted) to which the Company and the Holder may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand, and the Holder on the other, in connection with Violations which resulted in such losses, claims, damages or liabilities. Notwithstanding the foregoing, the Holder shall not be required to contribute any amount in excess of the net proceeds received by the Holder from the Registrable Securities sold by the Holder pursuant to the registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                  (e) The obligations of the Company and the Holder under this
Section 7.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 7 or otherwise.

                  7.7 Additional Registration Obligations. In the event that (a) the Investor is not legally permitted under United States securities laws to sell the 765,000 shares of Common Stock with a restricted legend held by it prior to the Closing Date pursuant to Rule 144 under the Securities Act (in accordance with the volume limitations set forth therein) after such shares have been held by the Investor for a period of two years, and/or (b) the Investor is not legally permitted under United States securities laws to sell the 1,800,000 shares issued to in exchange for the PST Securities pursuant to Rule 144 under the Securities Act (in accordance with the volume limitations set forth therein) after such shares have been held for two years from the Closing Date, the Company shall promptly after the end of the applicable two year period cause the registration of the applicable shares for resale in accordance with the preceding provisions of this Section 7.1 as if the applicable shares were Registrable Securities; provided that the registration statement relating to such shares shall be filed within 30 days after the later of (i) the end of the applicable two year period and (ii) notice from the Investor requesting such registration. The Company shall use its good faith best efforts to cause such registration statement to become effective within 60 days after filing or earlier if practicable.

         8.       Termination.

                      8.1 Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason, at any time prior to the Closing Date, by the mutual written consent of the Company and the Investor.

                      8.2 Termination by the Company or the Investor. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company or Investor, if and to the extent that the Closing shall not have occurred at or prior to 5:00 p.m., Tel-Aviv time, on October 31, 1995; provided that, if the approval of the Chief Scientist has not been obtained by such date, this Agreement may not be terminated prior to November 30, 1995; provided further that the right to terminate this Agreement under this Section 8.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or any court or governmental authority of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action, or there shall be in effect any statute, rule or regulation, temporarily, preliminarily or permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, further, however, that a termination in accordance with this Section 8.2 or Sections 8.3 or 8.4 shall not exclude other remedies that may be available to the terminating party.

                  8.3 Termination by the Investor. Without limiting any provision of Section 8.2, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Investor if (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, and the Company shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure, (b) there shall have been a misrepresentation or breach by the Company with respect to any representation or warranty made by it in this Agreement and such misrepresentation or breach cannot be cured prior to the Closing Date, or (c) the number of shares of Common Stock outstanding on a fully diluted basis exceeds 100,000,000 as a result of an issuance that Investor reasonably believes is likely to materially and adversely affect the market value of the Common Stock it is to acquire hereunder.

                  8.4 Termination by the Company. Without limiting any provision of Section 8.2, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company, at any time prior to the Closing Date, if (a) the Investor shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Investor at or prior to such date of termination and the Investor shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure, or (b) there shall have been a misrepresentation or breach by the Investor with respect to any representation or warranty made by the Investor in this Agreement and such misrepresentation or breach cannot be cured prior to the Closing Date.

         9.       Miscellaneous.

                  9.1 Survival of Warranties; Indemnity. (a) The representations and warranties of the Company and the Investor shall survive until the third anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2(c), 2(d), 2(e), 2(m) and 3(f) shall survive until the expiration of the applicable statute of limitations (or any extension thereof).

                  (b) Each party (the "Indemnitor") hereby indemnifies the other party (the "Indemnitee") against and agrees to hold the other party harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against the Indemnitee) ("Losses") incurred or suffered by the Indemnitee arising out of the inaccuracy of any of the representations or warranties made by the Indemnitor to the extent such representation or warranty has survived the closing as provided in Section 9.1(a) above. The Indemnitee shall give prompt written notice to the Indemnitor of the assertion of any claim for which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor, together with any supporting information reasonably requested by the Indemnitee, and the amount of the Loss. If any amount is due by the Indemnitor to an Indemnitee pursuant to this Section 9.1(b), the Indemnitor will make such payment not later than 60 days after receipt by the Indemnitor of the notice and information referred to above.

                  (c) The Indemnitee shall give prompt notice to the Indemnitor of the commencement of any suit, action or proceeding against such Indemnitee in respect of which indemnity may be sought hereunder. The Indemnitor may, at its own expense, participate in and, upon notice to the Investor, assume the defense of any such suit, action or proceeding; provided that (i) the Indemnitor's counsel is reasonably satisfactory to the Indemnitee, and (ii) the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee's reasonable request for such consultation from time to time with respect to such suit, action or proceeding. If the Indemnitor assumes such defense, the Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. The Indemnitor shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof. Whether or not the Indemnitor chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. The Indemnitor shall not be liable under this
Section 9.1 for any settlement effected without its consent or resulting from a proceeding against the Indemnitee in which the Indemnitor was not permitted an opportunity to participate, of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder unless (x) such settlement includes an unconditional release of the Indemnitor from all liability on claims that are the subject matter of such claim, litigation or proceeding, and (y) such settlement shall not require that the Indemnitor incur any obligation (monetary or otherwise) or forego any rights. The Indemnitor shall not effect any settlement relating to a proceeding against the Indemnitee without the consent of the Indemnitee (which consent shall not be unreasonably withheld), unless such settlement includes money damages only and an unconditional release of the Indemnitee from all Losses relating to such proceeding.

                  9.2 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided that neither the Company nor the Investor may assign any of its rights (including without limitation rights under Section 7) or obligations hereunder without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                   9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

                  9.4 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.5 Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  9.6 Notices. Unless otherwise provided, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon personal or facsimile delivery to the party to be notified or three business days after deposit with an internationally recognized courier service, delivery fees prepaid, and addressed to the party to be notified at the following respective addresses, or at such other addresses as may be designated by written notice; provided that any notice of change of address shall be deemed effective only upon receipt:

            If to the Company or GP:  Geotek Communications, Inc.
                                      20 Craig Road
                                      Montvale,  New  Jersey  07645
                                      Attn:  Y. Eitan, President and Chief
                                             Executive Officer
                                      Fax: (201) 930-9614

            with a copy to:    Klehr, Harrison, Harvey, Branzburg & Ellers
                               1401 Walnut Street
                               Philadelphia, PA 19102
                               Attn:  Leonard M. Klehr, Esquire
                               Fax: (215) 568-6603

            If to the Investor: RDC-Rafael Development Corporation Ltd.
                                P.O. Box 2250
                                Haifa, Israel
                                Attn: Mr. Reuven Kruppik
                                Fax: 011-972-3-566-0167

            With a copy to:     Zellermayer, Pelossof, Advocates
                                Europe House
                                37 Shaul Ha'Melech Boulevard
                                Tel-Aviv 64928 Israel
                                Attn:  Michael Zellermayer, Adv.
                                Fax: 011-972-3-695-2884

                  Failure or delay in delivering a copy of any notice hereunder to a person (other than a party) designated by a party for receiving a copy shall not derogate from the effectiveness of the delivery of such notice to such party.

                   9.7 Finder's Fee. The Company, on the one hand, and the Investor, on the other hand, represents and warrants to the other party hereto that neither it nor any of its officers, directors, general partners, agents, employees or affiliates, has engaged or authorized any broker or finder to act, directly or indirectly, on its behalf, in connection with the transactions contemplated by this Agreement, or has consented to or acquiesced in anyone so acting, and it knows of no claim by any other Person for compensation from it for so acting or of any basis for such a claim. The provisions of this Section 9.7 shall survive any termination of this Agreement.

                  9.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

                  9.9 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Closing of the Transactions, including, without limitation, using all reasonable efforts to assist the other party in satisfying the conditions set forth in Sections 4 and 5 hereof.

                  9.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  9.11 Entire Agreement. This Agreement, including the Exhibits and Schedule hereto, collectively constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and discussions between them, and all documents delivered by or on behalf of the Company to the Investor and its agents and representatives, with respect to such subject matter. The Exhibits and Schedule of Exceptions hereto form an integral part of this Agreement.

         IN WITNESS WHEREOF, the parties, each by its duly authorized signatory, have executed this Agreement as of the date first above-written.

                                            GEOTEK COMMUNICATIONS, INC.


                                            By: _/s/__________________________
                                                     Name: ___________________
                                                     Title:___________________


                                            GEOTEK PST, INC.


                                            By: _/s/__________________________
                                                     Name: ___________________
                                                     Title: __________________


                    RDC-RAFAEL DEVELOPMENT CORPORATION LTD.


                                            By: _/s/__________________________
                                                     Name:____________________
                                                     Title: __________________

                             TABLE OF DEFINED TERMS


         Term                                                  Section Where Defined
"Accredited Investor"                                                      3(j)
"Assignment Agreement"                                                     2(d)
"Cash Purchase Price"                                                      1.1
"Chief Scientist"                                                          1.2
"Claim"                                                                    2(h)
"Closing"                                                                  1.2
"Common Stock"                                                             Preamble
"Company"                                                                  Preamble
"Debenture"                                                                Preamble
"Exchange Act"                                                             2(p)
"FCC"                                                                      2(g)
"Governmental Bodies"                                                      2(i)
"Holder"                                                                   7.1(c)
"HSR Act"                                                                  3(l)
"Indemnitee"                                                               8.1(b)
"Indemnitor"                                                               8.1(b)
"Investor"                                                                 Preamble
"Laws"                                                                     2(i)
"Losses"                                                                   8.1(b)
"Material Adverse Effect"                                                  2(a)
"Orders"                                                                   2(i)
"PST"                                                                      Preamble






Term                                                                       Section Where Defined

"PST Ordinary Shares"                                                      Preamble
"PST Capital Note"                                                         Preamble
"PST Management Shares                                                     Preamble
"PST Securities"                                                           Preamble
"Permits"                                                                  2(n)
"Person"                                                                   2(k)
"Preferred Stock"                                                          2(c)
"Purchase Price"                                                           1.1
"Register, Registered, Registration"                                       7.1(a)
"Registrable Securities"                                                   7.1(b)
"Restricted Securities"                                                    3(k)
"SEC"                                                                      2(p)

"SEC Reports"                                                              2(p)

"Schedule of Exceptions"                                                   2

"Securities Act"                                                           2(p)

"Subsidiaries"                                                             2(b)

"Systems"                                                                  2(n)

"Tax" or "Taxes"                                                           2(m)(i)

"Tax Returns"                                                              2(m)(ii)

"Transactions"                                                             1.1

"Transaction Documents"                                                    2(d)
